UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 7, 2009

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Federally chartered instrumentality of the United States	001-14951	52-1578738
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1133 Twenty-First Street, N.W., Suite 600, Washington D.C.		20036
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code (202) 872-7700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Section 5 – Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On February 7, 2009, the Federal Agricultural Mortgage Corporation (“Farmer Mac”) entered into an Agreement and General Release (the “Agreement”) with Nancy E. Corsiglia, its former Executive Vice President and Chief Financial Officer.  The Agreement provides that Ms. Corsiglia will continue to be employed by Farmer Mac as an adviser until November 30, 2010.

Under the terms of the Agreement, Farmer Mac paid Ms. Corsiglia her current annual base salary through January 31, 2009.  In addition, Ms. Corsiglia will receive a cash payment of $1,068,520.53 (the “Cash Payment”) by February 20, 2009.  The Agreement requires Ms. Corsiglia to return the Cash Payment to Farmer Mac in the event that Farmer Mac determines, on or before the date that it files its Annual Report on Form 10-K for the year ended December 31, 2008, that it is not in compliance with either its minimum capital requirement or its risk-based capital requirement, in which case Ms. Corsiglia may rescind the Agreement, rendering it void and without effect.

Under the Agreement, Ms. Corsiglia remits and relinquishes 126,716 options to purchase shares of Farmer Mac Class C Non-Voting Common Stock (65,460 of which are unvested), as well as her 48,305 stock appreciation rights, all of which are unvested.  Ms. Corsiglia’s remaining vested and exercisable stock options continue according to their terms, but expire no later than 90 days after the termination of Ms. Corsiglia’s employment.

The Agreement also provides that each party releases any rights or claims against the other party existing as of the date of the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

By:           /s/  Jerome G. Oslick
Name:                   Jerome G. Oslick
Title:             Vice President – General Counsel

Dated:  February 12, 2009